EXHIBIT 99.1


                                  PRESS RELEASE

                            UNITED COMMUNITY BANCORP
               ANNOUNCES APPROVAL OF NEW STOCK REPURCHASE PROGRAM

Lawrenceburg, Indiana. August 14, 2008. - United Community Bancorp (NASDAQ:
UCBA) announced that the Company's Board of Directors has authorized a new stock repurchase program under which the Company may repurchase up to 162,371 shares of the Company's outstanding common stock, or approximately 5% of the outstanding shares held by persons other than United Community MHC. Repurchases will be conducted either by the Company through open market purchases or privately negotiated transactions when the Company's internal trading blackout period is not in effect, or through a Rule 10b5-1 repurchase plan with Keefe, Bruyette & Woods, Inc. Purchases through the Keefe, Bruyette & Woods Rule 10b5-1 plan will be based upon the parameters of that plan. The Rule 10b5-1 repurchase plan allows the Company to repurchase its shares during periods when it would normally not be active in the market due to its internal trading blackout period. Repurchased shares will be held in treasury.

         United Community Bancorp is the holding company of United Community Bank, headquartered in Lawrenceburg, Indiana. The Bank currently operates six offices in Dearborn County, Indiana.


Contact:

United Community Bancorp
William F. Ritzmann, President and Chief Executive Officer
(812) 537-4822